SECOND AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO HOTEL PURCHASE AND SALE AGREEMENT (this “Amendment”) is effective as of October 28, 2021 (the “Effective Date”), by and between CONDOR HOSPITALITY TRUST, INC., a Maryland corporation (“Seller”), and B9 COWBOY MEZZ A LLC, a Delaware limited liability company (collectively, “Buyer”).

RECITALS:

WHEREAS,  Seller and Buyer entered into that certain Hotel Purchase and Sale Agreement dated as of September 22, 2021, as amended by that certain First Amendment to Hotel Purchase and Sale Agreement dated October 1, 2021  (collectively, the “Purchase Agreement”) for the purchase and sale of the Property as more specifically described in the Purchase Agreement.

WHEREAS,  Seller and Buyer desire to amend the Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants and agreements, and subject to the terms, conditions, and contingencies in this Amendment, Seller and Buyer agree as follows:

1. Incorporation of Defined Terms.  The foregoing recitals are incorporated herein by reference as if set forth in full.  All undefined capitalized terms used herein shall have the same meanings as set forth in the Purchase Agreement.

2. Amendments.

(a)Clause (b) of Section 2.3 of the Purchase Agreement is hereby deleted and amended and restated as follows:

"(b) all Management Agreements;"

(b)Section 2.7(h) of the Purchase Agreement is hereby deleted in its entirety.

(c)Clause (ii) of Section 6.2(a) of the Purchase Agreement is hereby deleted and amended and restated as follows:

"(ii) the costs and expenses related to the termination of the Operating Leases and the Cherry Cove Management Agreement;"

(d)Section 7.12 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"Replacement Management.  Pursuant to those certain letters dated September 30, 2021 and October 5, 2021 from SPPR-Dowell TRS Subsidiary, LLC to Cherry Cove Hospitality Management, LLC, Seller and Cherry Cove Hospitality Management, LLC have agreed to terminate the Cherry Cove Management Agreement (at Seller’s sole cost and expense), such termination to be effective as of 11:59 PM on November 30, 2021. Notwithstanding the fact that the Cherry Cove Management Agreement is scheduled to terminate after the Closing Date, on the Closing Date, Buyer shall receive a credit at the Closing for the estimated amount of all termination fees and penalties, if applicable, reasonably estimated to be incurred in connection with the termination of the Cherry Cove Management Agreement (as of 11:59 PM on November 30, 2021).    Up to and including the Closing, Seller shall cause the Hotel Management Companies not to engage in any “mass layoff” or “plant closing” which would trigger to notification requirements of the WARN Act. For the ninety (90) day period following the Closing, Buyer shall cause the Hotel Management Companies not to engage in any “mass layoff” or “plant closing” which would trigger to notification requirements of the WARN Act. The obligations of the parties under this Section 7.12 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement."

(e)The first sentence of Section 8.4 of the Purchase Agreement is hereby deleted and amended and restated as follows:

"The Operating Leases and Affiliate Agreements shall be terminated a or prior to Closing."

(f)Section 10.2 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"10.2Bill of Sale.  Seller shall cause each of Seller's Operating Lessees to deliver two (2) duly executed counterparts of a bill of sale substantially in the form set forth on Exhibit D attached hereto, dated as of the Closing Date, conveying any and all of such Operating Lessee's Personal Property to the applicable Seller Subsidiary."

(g)Section 10.3 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"10.3Assignment and Assumption Agreement.  Seller Group shall deliver two (2) duly executed counterparts (one for each party) of an assignment and assumption agreement substantially in the form set forth on Exhibit E attached hereto, dated as of the Closing Date, assigning all of Seller's and Seller's Operating Lessee's right, title and interest in and to the applicable Contracts, Equipment Leases, Space Leases, Management Agreements, Bookings, Booking Deposits and Intangible Hotel Assets to the applicable Seller Subsidiary."

(h)Section 10.11 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"10.11Vehicle Bills of Sale.  Seller shall, or shall cause all applicable Seller’s Operating Lessees to, deliver individual Bills of Sale, Lien releases pertaining to vehicles, if any, certificates, registrations, and transfer documents as are appropriate and as may be required by applicable Law in connection with the transfer of any vehicles which are a part of the Property and owned by Seller or any of Seller's Operating Lessees, together with the original certificates of title with respect to the same."

(i)Section 10.13 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"10.13Evidence of Terminated Agreements. Seller shall deliver Buyer evidence of the termination of the Operating Leases and Affiliate Agreements in accordance with this Agreement effective as of Closing."

(j)Section 14.10 of the Purchase Agreement is hereby deleted and amended and restated in its entirety as follows:

"14.10Management Agreement Prorations. Buyer shall receive a credit to the Purchase Price for all accrued and unpaid wages, salaries, accrued or earned bonuses (and associated payroll tax obligations), retirement, health, welfare, accrued vacation and other paid time off, and any other employee benefits, with respect to the employees under the Management Agreements which are unpaid as of the Apportionment Time. All base, incentive and other management fees and amounts owed or reimbursable to the Hotel Management Companies pursuant to the Management Agreements (including, but not limited to, any termination fees applicable to the Cherry Cove Management Agreement) that are accrued with respect to the calendar month (or other applicable time period thereunder) in which the Closing Date occurs and that have not been paid at or prior to Closing under each such Management Agreement shall be prorated between Seller and Buyer as of the Cut-Off Time."

(k)The Buyer notice address in Section 16.6 of the Purchase Agreement is hereby deleted and amended and restated as follows:

If to Buyer: c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue

New York, New York 10154Attention: General Counsel & Head, U.S. Asset Management

Email: realestatenotices@blackstone.com

With a copy to: Simpson Thacher & Bartlett LLP

425 Lexington AvenueNew York, New York 10017Attention: Krista Miniutti, Esq.Email: kminiutti@stblaw.com

(l)The definition of “Excluded Management Agreement(s)”  as set forth in Schedule 1.1 to the Purchase Agreement is hereby deleted in its entirety.

(m)The following definition is hereby added to Schedule 1.1 of the Purchase Agreement:

"Cherry Cove Management Agreement" means that certain Hotel Management Agreement dated June 29, 2016 by and between SPPR-Dowell TRS Subsidiary LLC and Cherry Cove Hospitality Management, LLC for the operation and management of the Hilton Garden Inn Solomons located at 13100 Dowell Road, Dowell, MD 20629.

3. General Provisions.

Full Force and Effect; Conflict.  Except as amended by this Amendment, the Purchase Agreement as modified remains in full force and effect and is ratified by Seller and Buyer.  In the event of any conflict between the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control.

Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of Seller and Purchaser and their heirs, personal representatives, successors and assigns.

Counterparts.  This Amendment may be executed in counterparts, which when taken together shall constitute one and the same instrument.  A counterpart transmitted by facsimile or other electronic transmission shall be deemed an original for all purposes.

[Signature pages follow]

IN WITNESS WHEREOF, Seller and Buyer have caused this Second Amendment to Hotel Purchase and Sale Agreement to be executed as of the Effective Date.

SELLER:

CONDOR HOSPITALITY TRUST, INC.,

a  Maryland corporation

By: /s/ J. William Blackham

Name:  J. William Blackham

Title:   President and CEO

BUYER:

B9 COWBOY MEZZ A LLC,
a Delaware limited liability company

By:  /s/ Scott Trebilco
Name:  Scott Trebilco
Title:   Managing Director and Vice President

Signature Page to Second Amendment to the Hotel Purchase and Sale Agreement